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Exhibit 4.3

MOLSON INC.
1988 CANADIAN STOCK OPTION PLAN
(Renewed and Revised May 18, 1994)
(Revised June 27, 1995)
(Renewed November 2, 1999)
(Revised June 27, 2000)
(Revised June 19, 2003)

1.     Purpose

        The purpose of the Molson Inc. 1988 Canadian Stock Option Plan, as revised (the "Plan") is to provide regular full-time salaried officers and other employees (the "Employees") of Molson Inc. and its subsidiaries as well as partnerships or other entities which it controls (hereafter sometimes collectively referred to as the "Corporation" or "Employer") and members of the Board of Directors of the Corporation and its subsidiaries who are not officers or employees of the Corporation or a subsidiary (the "Directors") with an opportunity to benefit from the appreciation of Class "A" non-voting shares of the Corporation (the "Shares") or any class of shares into which the Shares may be converted, reclassified or redesignated, thus providing an increased incentive for Employees and Directors to contribute to the future success and prosperity of the Corporation and its subsidiaries, enhancing the value of the Shares for the benefit of the shareholders and increasing the ability of the Corporation and its subsidiaries to attract and retain individuals of exceptional skill.

2.     Grant of Options and Share Appreciation Rights

        The Board of Directors of the Corporation (the "Board") may, from time to time, within the limits of the Plan, grant options to purchase Shares ("Options") and share appreciation rights ("SARs") with respect thereto and may designate the Employees and Directors to whom such Options and SARs are to be granted ("Optionees") and the number, price and other terms of Options and SARs to be granted to each Optionee.

3.     Shares Subject to the Plan

        The Shares which may be the subject of Options and SARs shall be authorised and unissued Shares which have been reserved for issuance under the Plan. The Board may, from time to time, within the limits of the Plan, reserve authorised and unissued Shares for issuance under the Plan provided, however, that the number of authorised and unissued Shares that may be issued under the Plan shall not at any time exceed 11,106,000(1) Shares; and the number of authorised and unissued Shares that may be so reserved for issuance to any one person shall not exceed 5% of the aggregate of the issued and outstanding Shares and Class "B" common shares of the Corporation (calculated on a non-diluted basis). The number of Options or SARs which may be exercised by an Optionee at any one time shall not be less than five and all exercises in excess of five shall be in multiples of five.

(1)
Adjusted to the Stock Subdivision, 2-for- 1, effective September 6, 2001.

4.     Participants

        Each Employee and Director shall be eligible to be granted Options and SARs and thereby become an Optionee.

5.     Exercise Price

        Each Option will entitle the Optionee to purchase one Share at the price specified therein (the "Exercise Price"). The Exercise Price of any Option granted under the Plan shall be determined by the Board at the time of grant of the Option but shall not be less than the Market Value of a Share (as hereinafter defined) on the date of grant of the Option. "Market Value" shall mean the weighted average trading price of Shares traded on The Toronto Stock Exchange (the "TSE") on the five trading days immediately preceding the effective date of grant of an Option. The effective date for the grant will be six business days subsequent to the date of the meeting at which the options are approved.

6.     Share Appreciation Rights

        On granting an Option, the Board may grant the Optionee a SAR with respect thereto. A SAR entitles the Optionee to receive, upon the exercise of the SAR, Shares having an aggregate Weighted Value (as hereinafter defined) equal to the excess of the Weighted Value of a Share on the date of exercise of the SAR over the Exercise Price of the related Option, provided that: (i) such Option has been designated as exercisable in this alternative manner; and (ii) such Option is otherwise exercisable on the date of exercise of the SAR. Upon the exercise or expiry of a SAR, the related Option shall be cancelled. Upon the exercise or expiry of an Option, any related SAR shall be cancelled. Shares issued as a result of the exercise of a SAR shall be issued at the Weighted Value of such Shares on the date the SAR is exercised. "Weighted Value" shall mean the weighted average trading price of Shares traded on the TSE on the five trading days immediately preceding the date of exercise of a SAR.

7.     Exercise Term

        The maximum term during which Options and SARs may be exercised (the "Exercise Term") shall be determined by the Board at the date of grant of such Options and SARs; provided, however, that in no case shall such Exercise Term exceed ten years from the date of the grant of such Options and SARs. At the date of grant, the Board shall also determine when Options and SARs may be exercised within the Exercise Term.

8.     Exercise of Options and SARs

        Subject to the provisions of the Plan and any Option Agreement, Options and SARs may be exercised at any time during the Exercise Term by notice in writing (the "Exercise Notice") signed by the Optionee, or as otherwise provided in or pursuant to the Plan, and addressed to the Corporation. Where Options are exercised, the Exercise Notice in respect of such Options shall be accompanied by full payment by certified cheque for the Shares to be purchased pursuant to such exercise. Where SARs are exercised, they shall be deemed to have been exercised on the date the Exercise Notice in respect of such SARs is received by the Secretary of the Corporation at the Corporation's Head Office.

9.     Administration by the Corporate Governance and Human Resources Committee

        To the extent permitted by law, the Board may from time to time delegate to the Corporate Governance and Human Resources Committee of the Board (the "Committee"), or such other committee of the Board as the Board may at any time determine, all or any of the powers conferred on the Board under the Plan. In such event, the Committee, or such other committee, shall exercise the delegated powers in the manner and on the terms authorised by the Board. Except as otherwise provided herein or as directed by the Board from time to time, the Plan shall be administered by the Committee which shall have the exclusive right to interpret the Plan. Any decision made or action taken by the Board or the Committee arising out of or in connection with the administration or interpretation of the Plan shall be final and conclusive. Notwithstanding the foregoing, the Board shall not delegate any of the powers conferred upon the Board under the Plan relating to grants of Options and SARs to Directors.

10.   Non-transferability

        Except as otherwise provided in or pursuant to the Plan, Options and SARs may only be exercised during the lifetime of an Optionee by such Optionee personally and no assignment or transfer of Options or SARs, whether voluntary, involuntary, by operation of law or otherwise, shall vest any interest or right in such Options or SARs whatsoever in any assignee or transferee, but immediately upon any assignment or transfer, or any attempt to make the same, such Options or SARs shall terminate and be of no further effect.

11.   Death of Optionee

        Where the employment of an Optionee who is an Employee ("Employment") or the term of office as a member of the Board of an Optionee who is a Director ("Tenure") terminates by reason of the Optionee's death, or where an Optionee dies after the termination of the Optionee's Employment or Tenure but before the expiration of the Exercise Term of any of the Optionee's Options or SARs, each of the Optionee's unexercised Options and SARs which were exercisable at the date of such death shall be exercisable by the Optionee's executors, administrators or legal representatives until the earliest of: (i) the expiration of the Exercise Term of the particular Option or SAR; (ii) the expiration of such shorter period, if any, as is provided in or pursuant to paragraph 12, 13, 14, 15 or 16, as applicable; and (iii) if the Optionee's Employment or Tenure terminates by reason of the Optionee's death, the expiration of one year following the date of the Optionee's death. Notwithstanding the foregoing, the Board or Committee, as the case may be, may, by resolution passed following such death, permit the exercise of any or all Options and SARs, whether or not exercisable at the date of such death, in the manner and on the terms authorised by the Board or Committee, as the case may be, but not beyond the expiration of the Exercise Term of the particular Option or SAR.

12.   Termination of Employment for Cause

        Where an Optionee's Employment is terminated for cause, each of the Optionee's unexercised Options and SARs which were exercisable at the date of such termination of Employment shall be exercisable by the Optionee until the earlier of: (i) the expiration of one month following the day on which the Optionee was notified in writing that his or her Employment had been terminated for cause; and (ii) the expiration of the Exercise Term of the particular Option or SAR.

13.   Other Involuntary Termination of Employment

        Where an Optionee's Employment is terminated for any reason other than cause, death or retirement, each of the Optionee's unexercised Options and SARs which were exercisable at the date of such termination of Employment (i.e. last day of active employment) shall be exercisable by the Optionee until the earlier of: (i) the expiration of six months; and (ii) the expiration of the Exercise Term of the particular Option or SAR. Notwithstanding the foregoing, the Board or Committee, as the case may be, may, by resolution passed following such termination of Employment, permit the exercise of any or all Options and SARs in the manner and on the terms authorised by the Board or Committee, as the case may be, but not beyond the expiration of the Exercise Term of the particular Option or SAR.

14.   Voluntary Termination of Employment

        Where an Optionee voluntarily resigns his or her Employment, each of the Optionee's unexercised Options and SARs, whether or not exercisable at the date of such resignation of Employment, shall immediately terminate; provided, however, that the Board or Committee, as the case may be, may, by resolution passed following such resignation of Employment, permit the exercise of any or all of such

Options and SARs in the manner and on the terms authorised by the Board or Committee, as the case may be, but not beyond the expiration of the Exercise term of the particular Option or SAR.

15.   Retirement

        Where an Optionee retires from Employment, each of the Optionee's unexercised Options and SARs which were exercisable at the date of such retirement shall be exercisable by the Optionee until the earlier of: (i) the expiration of one year following the date of the Optionee's retirement; and (ii) the expiration of the Exercise Term of the particular Option or SAR. Notwithstanding the foregoing, the Board or Committee, as the case may be, may, by resolution passed following such retirement, permit the exercise of any or all Options and SARs, whether or not exercisable at the date of such retirement, in the manner and on the terms authorised by the Board or Committee, as the case may be, but not beyond the expiration of the Exercise Term of the particular Option or SAR. Provided further that in the event an employee retires at normal retirement age, unvested options will fully vest at the date of such retirement.

16.   Expiry of Director's Tenure

        Where a Director's Tenure terminates for any reason other than death and the Director is not immediately re-elected as a Director, each of the Director's unexercised Options and SARs which were exercisable at the date of such termination of Tenure shall be exercisable by the Optionee until the earlier of: (i) the expiration of one year following the date of such termination of Tenure; and (ii) the expiration of the Exercise Term of the particular Option or SAR. Notwithstanding the foregoing, the Board or Committee, as the case may be, may, by resolution passed following such termination of Tenure, permit the exercise of any or all Options and SARs, whether or not exercisable at the date of such termination of Tenure, in the manner and on the terms authorised by the Board or Committee, as the case may be, but not beyond the expiration of the Exercise Term of the particular Option or SAR.

17.   Reorganisation of Corporation

        The existence of any Options or SARs shall not affect in any way the right or power of the Corporation or its shareholders to make or authorise any adjustment, recapitalisation, reorganisation or other change in the Corporation's capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Corporation or to create or issue any bonds, debentures, shares or other securities of the Corporation or the rights and conditions attaching thereto or to effect the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

18.   Reorganisation of Corporation's Capital

        If and whenever the Corporation shall effect a subdivision or consolidation of Shares or any similar capital reorganisation, the payment of a stock dividend (other than a stock dividend which is in lieu of a cash dividend), the number of such Shares which may be acquired on the exercise of any outstanding Options shall: (i) be proportionately increased (subject, however, to any required action by shareholders) and the Exercise Price be proportionately reduced, in the event of any such increase in the number of outstanding Shares occurring without the Corporation receiving compensation therefor in money, services or property; or (ii) be proportionately reduced and the Exercise Price be proportionately increased, in the event of any such reduction in the number of outstanding Shares. In the event of any other change being made in the capitalisation of the Corporation which, in the opinion of the Board, warrants an adjustment to the number of Shares which may be acquired on the exercise of any outstanding Options or SARs and/or an adjustment to the Exercise Price thereof in order to preserve proportionately the rights and obligations of Optionees, such adjustment shall be made as may be equitable and appropriate to that end. Notwithstanding anything hereinabove, the decision of the Board in respect of any and all matters falling within the scope of this paragraph or paragraph 19 shall be final and without recourse on the part of any Optionee, his or her heirs or legal representatives.

19.   Other Events Affecting the Corporation

        In the event of an amalgamation, combination, merger or other reorganisation involving the Corporation, by exchange of shares, by sale or lease of assets, or otherwise, which in the opinion of the Board warrants an adjustment to the number of Shares which may be acquired on the exercise of any outstanding Options and SARs and/or an adjustment to the Exercise Price thereof in order to preserve proportionately the rights and obligations of Optionees, such adjustment shall be made as may be equitable and appropriate to that end.

20.   Immediate Exercise of Options

        Where the Board determines that the adjustments provided for in paragraphs 18 and 19 would not preserve proportionately the rights and obligations of Optionees in the circumstances or otherwise determines that it is appropriate, the Board may permit the immediate exercise of any outstanding Options and SARs which are not otherwise exercisable. In addition, if a change of control of the Corporation (as hereinafter defined) should occur at any time, any Option or SAR that is not by its terms then exercisable shall be deemed to have become exercisable immediately prior to such change of control upon the terms and conditions determined by the Board of Directors of the Corporation. "Change of control" means any change in the holding, direct or indirect, of securities of the Corporation as a result of which person (as defined in the Canada Business Corporations Act), or a group of persons, are in a position to exercise effective control of the Corporation. For greater clarity, the foregoing shall only apply, if such change of control involves the acquisition by persons other than the Molson Family, as defined in Schedule A, of more than 50% of the class "B" shares of the Corporation and the Molson Family has sold its shares of the Corporation.

21.   Issue by Corporation of Additional Shares

        Except as hereinabove expressly provided, the issue by the Corporation of shares of any class, or securities convertible into shares of any class, for money, services or property, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Corporation convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares which may be acquired on the exercise of any outstanding Options and SARs or the Exercise Price thereof.

22.   Legal Requirement

        The Corporation shall not be obligated to issue any Shares in respect of outstanding Options and SARs if the exercise thereof or the issuance of such Shares would constitute a violation by the Optionees or the Corporation of any provisions of any applicable valid statutory or regulatory enactment.

23.   Rights of Optionee

        No Optionee shall have any rights as a shareholder of the Corporation in respect of Shares issuable on the exercise of Options or SARs until the allotment and issuance to the Optionee of such Shares pursuant to the exercise of such Options or SARs.

24.   Amendment or Discontinuance

        Subject to regulatory approval, the Board may at any time or from time to time amend, suspend or terminate the Plan or any provisions thereof in such respects as it, in its sole discretion, may determine appropriate provided, however, that no amendment, suspension or termination of the Plan shall, without the consent of any Optionee, alter or impair any rights or obligations arising from any Option or SAR previously granted to the Optionee under the Plan.

25.   Indemnification

        Every Director shall at all times be indemnified and saved harmless by the Corporation from and against all costs, charges and expenses whatsoever which such Director may sustain or incur by reason of any action, suit or proceeding prosecuted or threatened against the Director, otherwise than by the Corporation, for or in respect of any act done or omitted by the Director in respect of the Plan, such costs, charges and expenses to include any amount paid to settle any such action, suit or proceeding, or in satisfaction of any judgement rendered therein.

26.   Stock Option Agreements

        All grants of Options and SARs under the Plan shall be evidenced by Option Agreements ("Option Agreements"). Such Option Agreements shall be subject to the applicable provision of the Plan and shall contain such provisions as are required by the Plan and any other provisions the Board may direct. The proper officers of the Corporation are authorised and empowered to execute on behalf of the Corporation and to deliver Option Agreements to the persons from time to time designated by the Board.

27.   Share Certificates

        As and when any Optionee exercises his or her rights under any Options and makes payment of the Exercise Price thereof, or exercises his or her rights under any SARs, there shall be issued to such Optionee the appropriate number of Shares; and, against the issuance by the Chief Financial Officer, the Treasurer or the Secretary of the Corporation of his or her certificate, addressed jointly to the appropriate transfer agent (the "Transfer Agent") and registrar (the "Registrar") of the Shares, evidencing such exercise and such payment (as to which facts such certificate shall be conclusive), the proper officers of the Corporation shall sign and execute the certificate or certificates representing such Shares and the Transfer Agent and Registrar shall respectively countersign and register the same subject to the previous consent thereto being granted by the TSE (unless such Shares shall previously have been listed on the said exchange on a basis of "Subject to Issuance"), all of such Shares to be so issued as fully paid and non-assessable and to be expressed as such on the books of the Corporation and in the certificates evidencing the same.

28.   Effective Date and Termination

        The Plan, as originally constituted, provided that it terminates on June 30, 1994 unless renewed by the Board prior to its termination. The Plan, as revised, shall constitute a renewal and revision of the original Plan, with effect as of the time that it is approved by the Board. The renewed and revised Plan shall terminate on December 31, 2004, unless again renewed by the Board prior to its termination.

29.   Governing Law

        This Plan is created under and shall be governed, construed and administered in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

Schedule 'A'

1.
Individuals who are descendants of John Molson, the founder of the first brewery which later evolved to become Molson, including adopted issue and issue born out of wedlock as well as spouses and former spouses (including widows and widowers), whether or not lawfully married, of any of such individuals and spouses, former spouses (including widows and widowers) and descendants of such spouses or former spouses (including widows and widowers);

2.
Trusts, the beneficiaries of which are only one or more of the individuals described in the previous paragraph;

3.
Corporations or other entities, all of the shares or ownership interest of which are owned by any one or more of the individuals described in the first paragraph or trust described in the previous paragraph;

4.
Trusts, the beneficiaries of which are limited to any of the Persons described in the previous three paragraphs and one or more charities;

5.
Any pension or benefit plan established for the benefit of employees of Molson or its Subsidiaries;

6.
Any corporation with charitable or educational objections or any trust the beneficiaries of which are charities, with respect to which officers or directors of Molson or individuals described in the first paragraph comprise all of the directors or trustees; and

7.
Any foundation or charitable organization, a majority of the trustees or governors of which are individuals described in the first paragraph or directors or officers of Molson, including without limitation, The Molson Foundation and The Molson Companies Donations Fund.

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MOLSON INC. 1988 CANADIAN STOCK OPTION PLAN (Renewed and Revised May 18, 1994) (Revised June 27, 1995) (Renewed November 2, 1999) (Revised June 27, 2000) (Revised June 19, 2003)